Exhibit 99.1

Kulicke & Soffa Reports Results for its Second Fiscal Quarter

•     Third Quarter Revenue Guidance: $167 Million (17% Q-Q Increase)

Fort Washington, PA – April 30, 2007—Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced financial results for its quarter ended March 31, 2007 (second quarter).

Net revenue from continuing operations for the second quarter was $142.7 million compared to $152.3 million for the previous quarter and $160.3 million for the comparable year-ago quarter.

Net loss from continuing operations was $2.2 million or $0.04 per diluted share, versus net income of $4.2 million or $0.06 per diluted share for the previous quarter, and $17.1 million or $0.25 per diluted share for the year-ago quarter. The net loss from continuing operations for the second quarter includes $1.1 million of expenses related to our die bonder integration activities.

Included in net revenue from continuing operations for the second quarter is $71.6 million of gold metal content compared to $71.0 million for the previous quarter and $63.4 million for the year-ago quarter. These amounts are included in both our revenue and cost of sales. The cost of the gold metal content of our wire is passed through to our customers without generating a profit.

Scott Kulicke, chairman and chief executive officer, commented, “While the quarter started very slowly, we saw a significant shift in customer sentiment late in the quarter. This caused an end-of-quarter spike in shipments as well as a much stronger June quarter forecast.”

Second Quarter Review:

Key Product Highlights

•	K&S ball bonder products gained market share at several customers producing memory devices. These customers represent both memory manufacturers and subcontractors for the memory market.

•

K&S introduced the new 9022 HSL-Plus die bonder for the DRAM market with improved reliability, yield, and flexibility. The new model won its initial orders in the second quarter at a primary memory manufacturer.

•

K&S also introduced the high speed Easyline 8202 die bonder. During its initial evaluation at a customer site, the new machine reached throughput speeds approximately 20-30% (depending on application) faster than the previous configuration.

•

Several customer locations began using the new CupraPlus capillary for the production of copper wire bonded packages. Other customers are now interested in this product, which enhances copper bonding yield. In parallel, many of these customers are also starting to qualify K&S’s Maxsoft, the newest copper wire product with improved bonding properties.

•	K&S began shipping production quantities of its new Radix gold wire product. Two major subcontractors have already qualified this new wire, which is used for complex, stacked-die packages.

Financial Review

•	Equipment gross margins declined to 40% from 43% in the first quarter. The lower gross margin was partially due to a higher percentage of sales of equipment with fewer options and features.

•

Cash, cash equivalents, and short-term investments decreased approximately $10 million, from $139.5 million at the end of the first quarter to $129.3 million. The decrease was primarily attributable to a $5.4 million increase in accounts receivable due to a sharp increase in equipment shipments late in the second quarter and a $5.5 million increase in inventory to meet higher anticipated production levels in the third quarter.

Guidance for Third Fiscal Quarter:

Mr. Kulicke provided the following revenue guidance, “We expect business conditions to continue to significantly improve in the June quarter. Based on current gold prices, we believe revenue will be about $167 million, due primarily to strengthening equipment sales.”

Earnings Conference Call Details

A conference call to discuss these results will be held today, April 30, 2007 beginning at 9:00 AM EDT. Interested participants may call 877-407-8037 for the teleconference or log on to http://www.kns.com/investors/events for listen-only mode. A replay will be available approximately one hour after the completion of the call by calling toll free 877-660-6853 or internationally 201-612-7415 and using the following replay access codes 5521 (account number) and 226443 (conference number). A replay will also be available on the K&S web site at http://www.kns.com/investors. The replay will be available via phone and web site through June 30, 2007.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor assembly equipment, materials, and technology. K&S provides wire bonders, capillaries, wire, die bonders, and die collets for all types of semiconductor packages using wire as the internal electrical interconnections. K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor assembly equipment along with the complementing packaging materials and process technology that enable our customers to achieve the highest possible yields and throughput. The ability to provide these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, revenue growth, sales, customer demand, customer sentiment, business conditions, profitability, financial results, unit volumes, product development, release of products, industry forecasts, the semiconductor business cycle, and projected continued demand for our products. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2006 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

#    #    #

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share and employee data)

(Unaudited)

	Three months ended		Six months ended
	April 1, 2006	March 31, 2007	April 1, 2006	March 31, 2007

Net revenue	$160,329	$142,714	$364,961	$295,022

Cost of sales	115,389	111,033	254,558	224,622

Gross profit	44,940	31,681	110,403	70,400

Selling, general and administrative	20,758	21,906	41,334	44,561
Research and development, net	9,394	12,530	18,062	24,355

Operating expenses	30,152	34,436	59,396	68,916

Income (loss) from operations	14,788	(2,755)	51,007	1,484
Interest income	799	1,509	1,511	2,966
Interest expense	(846)	(604)	(1,804)	(1,240)
Gain on early extinguishment of debt	4,040	—	4,040	—

Income (loss) from continuing operations before income taxes	18,781	(1,850)	54,754	3,210

Provision for income taxes	1,667	364	7,016	1,251

Income (loss) from continuing operations	17,114	(2,214)	47,738	1,959

Loss from discontinued operations	(17,843)	—	(23,160)	—

Net income (loss)	$(729)	$(2,214)	$24,578	$1,959

Income (loss) per share from continuing operations:
Basic	$0.31	$(0.04)	$0.90	$0.03

Diluted	$0.25	$(0.04)	$0.71	$0.03

Loss per share from discontinued operations:
Basic	$(0.32)	$—	$(0.44)	$—

Diluted	$(0.26)	$—	$(0.34)	$—

Net income (loss) per share:
Basic	$(0.01)	$(0.04)	$0.46	$0.03

Diluted	$(0.01)	$(0.04)	$0.37	$0.03

Weighted average shares outstanding:
Basic	54,512	57,580	53,271	57,441
Diluted	69,298	57,580	68,553	58,229
Stock-based compensation expense included in continuing operations:
Cost of sales	$354	$66	$452	$133
Selling, general and administrative	677	377	1,492	1,828
Research and development	445	350	685	898

Total continuing operations	$1,476	$793	$2,629	$2,859

Discontinued operations	$272	$—	$619	$—

	Three months ended		Six months ended
	April 1, 2006	March 31, 2007	April 1, 2006	March 31, 2007

Additional financial data:
Depreciation and amortization
Continuing operations	$2,488	$2,461	$5,297	$4,766
Discontinued operations	$950	$—	$2,314	$—

Capital expenditures
Continuing operations	$3,817	$1,207	$6,177	$2,307
Discontinued operations	$148	$—	$753	$—

			April 1, 2006	March 31, 2007

Backlog of orders
Continuing operations			60,000	59,000

Number of employees
Continuing operations			2,486	2,622
Transition personnel			387	—

Note (1) –	Prior period statements of operations and additional financial data have been adjusted to reflect accounting for the sale of the company's Test business as a discontinued operation in accordance with the requirements of FAS 144.

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

		(Unaudited)
	September 30,	March 31,
	2006	2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$133,967	$104,530
Restricted cash	1,973	—
Short-term investments	21,343	24,773
Accounts and notes receivable, net of allowance for doubtful accounts of $3,068 and $3,803, respectively	120,651	128,511
Inventories, net	47,866	63,733
Current assets of discontinued operations	3,832	—
Prepaid expenses and other current assets	10,446	12,589
Deferred income taxes	3,990	3,990

TOTAL CURRENT ASSETS	344,068	338,126

Property, plant and equipment, net	28,487	39,110
Intangible assets, net of accumulated amortization of $0 and $73, respectively	—	589
Goodwill	29,684	29,809
Other assets	3,262	4,539

TOTAL ASSETS	$405,501	$412,173

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$42,881	$44,669
Accrued expenses	32,970	29,919
Income taxes payable	19,239	17,546

TOTAL CURRENT LIABILITIES	95,090	92,134

Long term debt	195,000	195,000
Other liabilities	10,640	11,332
Deferred taxes	25,465	25,522

TOTAL LIABILITIES	326,195	323,988

SHAREHOLDERS' EQUITY (DEFICIT)
Common stock, without par value	277,194	283,250
Accumulated deficit	(191,824)	(189,865)
Accumulated other comprehensive loss	(6,064)	(5,200)

TOTAL SHAREHOLDERS' EQUITY	79,306	88,185

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$405,501	$412,173

KULICKE & SOFFA INDUSTRIES, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(In thousands)

(Unaudited)

Fiscal 2007:
Three months ended March 31, 2007:	Equipment Segment	Packaging Materials Segment	Consolidated
Net revenue	$49,049	$93,665	$142,714
Cost of sales	29,422	81,611	111,033

Gross profit	19,627	12,054	31,681
Operating costs	26,065	8,371	34,436

Income (loss) from operations	$(6,438)	$3,683	$(2,755)

Six months ended March 31, 2007:

Net revenue	$107,215	$187,807	$295,022
Cost of sales	62,598	162,024	224,622

Gross profit	44,617	25,783	70,400
Operating costs	51,259	17,657	68,916

Income (loss) from operations	$(6,642)	$8,126	$1,484

Fiscal 2006:
Three months ended April 1, 2006:	Equipment Segment	Packaging Materials Segment	Consolidated
Net revenue	$73,162	$87,167	$160,329
Cost of sales	41,807	73,582	115,389

Gross profit	31,355	13,585	44,940
Operating costs	21,680	8,472	30,152

Income from operations	$9,675	$5,113	$14,788

Six months ended April 1, 2006:

Net revenue	$193,834	$171,127	$364,961
Cost of sales	110,502	144,056	254,558

Gross profit	83,332	27,071	110,403
Operating costs	43,617	15,779	59,396

Income from operations	$39,715	$11,292	$51,007